Exhibit 99.1

For Immediate Release	Contact:	Jeff D’Eliscu
Water Pik Technologies, Inc.
(949) 719-3700 (office)
(949) 675-9475 (home)
jdeliscu@waterpik.com

WATER PIK TECHNOLOGIES STOCKHOLDERS ELECT DIRECTORS

Three Additional Proposals Passed

(Newport Beach, California, May 13, 2004) – Water Pik Technologies, Inc. (NYSE: PIK), today announced that its stockholders elected two directors to three-year terms expiring in 2007: Michael P. Hoopis, President and Chief Executive Officer of Water Pik Technologies, Inc., and William G. Ouchi, the Sanford and Betty Sigoloff Professor in Corporate Renewal at the Anderson Graduate School of Management, University of California at Los Angeles.

Three additional proposals, all recommended by the Company’s Board of Directors, were passed by the stockholders: a proposal to approve an amendment to the Company’s 1999 Incentive Plan, a proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending September 30, 2004, and a stockholder proposal regarding Board declassification.

Water Pik Technologies, Inc. is a leading developer, manufacturer and marketer of innovative personal health care products, pool products and water-heating systems sold under the Water Pik®, Jandy® and Laars® brand names.  The Company has developed and introduced many products that are considered the first of their kind and have led to the formation of new markets, including the automatic toothbrush, end-of-faucet water filtration system, pool heater and pulsating shower massage.  The Company’s products are sold through a variety of channels, including home centers, mass-merchandisers, drug chains and specialty retailers, wholesalers and contractors.  Headquartered in Newport Beach, California, the Company operates ten major facilities in the United States and Canada.  For more information, visit the Water Pik Technologies, Inc. website at www.waterpik.com.

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